       We consent to the incorporation by reference in Registration Statement No. 33-55832 on Form S-8 dated December 16, 1992, of our report dated January 31, 2003, on the consolidated financial statements and schedules included in the Annual Report on Form 10-K of Great Southern Bancorp, Inc. for the year ended December 31, 2002.

/s/ BKD, LLP

March 24, 2003
Springfield, Missouri